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                     September 13, 2022

       Laura L. Felice
       Chief Financial Officer
       BJ's Wholesale Club Holdings, Inc.
       25 Research Drive
       Westborough, Massachusetts 01581

                                                        Re: BJ's Wholesale Club
Holdings, Inc.
                                                            Form 10-K for
Fiscal Year Ended January 29, 2022
                                                            Filed March 17,
2022
                                                            File No. 001-38559

       Dear Ms. Felice:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services